Exhibit 10.1(a)
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                           ASSET PURCHASE AGREEMENT

                                BY AND BETWEEN

                           MONETARY MANAGEMENT CORP.
                                 ("PURCHASER")

                                      AND

                 HAPPY'S CHECK CASHING, A SOLE PROPRIETORSHIP
                                (THE "COMPANY")

                                      AND

                            CHASE MONEY LOAN, INC.
                                    ("CML")

                                      AND

                                 ADRIAN RUBIN
                                   ("RUBIN")




                                     DATED

                                JANUARY 9, 1995




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                           ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT is made as of this 9th day of January, 1995 by and among MONETARY MANAGEMENT CORP., a Pennsylvania corporation ("Purchaser"), HAPPY'S CHECK CASHING, an unincorporated Pennsylvania sole proprietorship (the "Company"), CHASE MONEY LOAN, INC. ("CML"), and ADRIAN RUBIN ("Rubin").

                             W I T N E S S E T H :

            WHEREAS, Rubin is the beneficial and record owner and operator of the Company and the beneficial and record owner of all of the issued and outstanding capital stock of CML.

            WHEREAS, the Company presently owns and operates 28 check cashing stores located in Pennsylvania, as listed on Exhibit A attached hereto (the "Principal Stores"), and desires to sell to Purchaser the Assets (as defined below) of the Principal Stores, except for the Assets of those Principal Stores numbered 10 and 26 on Exhibit A (the Principal Stores to be sold hereunder are hereinafter referred to as the "Stores");

            WHEREAS, CML owns and operates a pawn brokering business in certain of the Stores and desires to sell to Purchaser the Assets of such pawn brokering business;

            WHEREAS, Purchaser desires to acquire and the Company, CML and Rubin desire to sell the Assets to the Purchaser;

            WHEREAS, Purchaser desires that, following the Closing Date, Rubin, the Company, Alison Rubin and CML, except for operation of the Principal Stores numbered 10 and 26 on Schedule A, will not compete with Purchaser and its affiliates under certain terms and in exchange for certain consideration as set forth in separate Non-Competition Agreements to be entered into on the Closing Date between the Purchaser and each of such persons (the "Non-Competition Agreements") as set forth on Exhibit C hereto.

            NOW, THEREFORE, in consideration of the covenants, warranties and mutual agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties, intending to be legally bound, do hereby agree as follows:



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            SECTION 1. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF CERTAIN
LIABILITIES.

            1.1 PURCHASE OF ASSETS. The Purchase Price for the Assets covered by this Agreement has been determined through arm's length negotiations between the parties. Subject to and in reliance upon the representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, the Company, CML and Rubin (collectively sometimes hereafter, the "Sellers") agree, on the Closing Date, to convey, sell, assign, transfer and deliver the Assets to the Purchaser, and to perform all of its and their obligations pursuant to this Agreement, and the Purchaser agrees to perform all of its obligations pursuant to this Agreement and to purchase and accept, the Assets. The Sellers have provided Purchaser with access to all of the original entry books and records in connection with the Stores. In addition, the Sellers agree to provide Purchaser with access to all documents and/or information as may be reasonably necessary to enable Purchaser to see to the efficient and proper conduct and administration of the Assets from and after the Closing Date, including, without limitation, all historical files, tax returns, records and personnel data in connection with the Stores. Provided, however that the Sellers will retain their original financial books and records and other financial documents now in their possession required for preparation of tax returns but will provide copies of such books and records to Purchaser at Purchaser's request.

            1.2 ASSETS. It is understood that, on the Closing Date at the time of Closing (as hereinafter defined) of the transactions contemplated hereby, all of the properties, business, good will and assets at present used or useable in the operation of the Stores, except for the Excluded Assets (as defined below) (collectively the "Assets"), including, but not limited to, the following, shall be owned by the Sellers, free and clear of all liens, charges, judgments, encumbrances, taxes, imports or levies, except for the Permitted Encumbrances (as hereinafter defined) and shall be transferred to the Purchaser:

                  (a) Licenses and Authorizations. To the extent legally transferable, and to the extent requested by the Purchaser, the licenses, permits and authorizations used or useable in the operation of the Stores, including, specifically, the licenses, permits and authorizations listed on
Schedule 1.2(a) hereto, together with any renewals, extensions or modifications thereof and additions thereto and other pending applications or applications to be filed with any regulatory or governmental body made in the ordinary course of business between the date of this Agreement and the Closing Date (the "Licenses").


                  (b) Personal Property, etc. The tangible and intangible personal property, equipment, machinery, furniture, fixtures, tools, supplies and other assets, wherever located, used or useable in the operation of the Stores including, specifically, but not limited to, the property listed on
Schedule 1.2(b) hereto, together with such additions, modifications and replacements thereto, and subject to deletions therefrom in

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connection with any such replacements, as may be made in the ordinary course of business between the date of this Agreement and the Closing Date (the "Personal Property"). The mobile check cashing vehicle shall be excluded from the Assets, but the use of such vehicle shall be limited to Jules Shore at 1) Budd Company,
2) 31st St. SEPTA, 3) Proccaici Bros., 4) Wells Fargo at 3rd and Callowhill and
5) Pincus at 2nd and Race.

                  (c) Real Property. The interest of the Sellers in and to the leased real property, buildings and structures, leasehold improvements, fixtures and appurtenances used or useable in the operation of the Stores, described in
Schedule 1.2(c) hereto (the "Real Property") and, to the extent requested by the Purchaser, the Sellers' interests and rights arising under all legal and valid agreements, rights and appurtenances relating thereto, including, specifically, the lease agreements listed on Schedule 1.2(c) hereto (the "Leases"), any renewals, extensions, amendments or modifications thereof, and any additional agreements and leases made or entered into in the ordinary course of business between the date of this Agreement and the Closing Date.

                  (d) Leases and Agreements. The rights of the Company arising under the "Assumed Contracts", as defined in Section 5.11(a) hereof, including specifically, the Leases and other agreements specifically listed on Schedule
5.11 hereto, including any renewals, extensions, amendments or modifications thereof, and any additional third party agreements, leases, commitments and orders made or entered into in the ordinary course of business between the date of this Agreement and the Closing Date.

                  (e) Intellectual Property, etc. All copyrights, trademarks, service marks, trade secret rights, computer programs and software, permits, licenses or other similar rights used or useable in the operation of the Stores, including, specifically, the copyrights, trademarks, service marks, trade secret rights, computer programs and software, permits, licenses or other similar rights listed on Schedule 1.2(e) hereto, together with any additions or modifications thereto and subject to any deletions therefrom made in the ordinary course of business between the date of this Agreement and the Closing Date (the "Intellectual Property").

                  (f) Except as provided above, all books, records and files pertaining to the business conducted by the Stores for all periods ending on or before the Closing Date (the "Books and Records"), subject to the limitations set forth in 1.1 above and 5.7 below.

                  (g) Prepaid expenses of the Company existing as of the Closing Date (the "Prepaid Expenses").

                  (h) Customer lists, vendor lists and other similar intangible assets of the Sellers relating to the Stores (the "Intangible Assets").

                  (i) All of CML's pawn pledges and the Sellers' interest and possession of collateral delivered in connection thereto.

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            1.3 CASH. It is understood that, any cash, savings accounts, accounts receivable, refunds of unearned insurance premiums, bank deposits and items in the process of collection held by the Sellers shall not constitute part of the Assets and shall be retained by Sellers (the "Excluded Assets"). Solely as an accommodation to the Sellers, Purchaser will attempt to collect the Company's outstanding accounts receivable and other items in the process of collection and will remit to the Company any amounts so collected; and the Sellers shall pay to Purchaser an amount equal to 10% of all amounts collected against accounts receivable and items in the process of collection that are 30 days or older as of the Closing Date. Purchaser shall have no affirmative duty to collect any of such items.

            1.4 LIENS. The Sellers agree that, as of Closing, the Assets will be free and clear of all liens, charges, encumbrances, taxes, imports or levies except for the Permitted Encumbrances and specifically agree that all liens, charges, encumbrances or taxes, other than the Permitted Encumbrances, shall be satisfied upon consummation of the Closing.

            1.5 ASSUMED CONTRACTS. Upon Closing, the Sellers will assign, transfer and convey and deliver, and Purchaser will assume and agree to perform and discharge, the obligations of the Sellers under the Assumed Contracts.

            SECTION 2.  LIABILITIES.

            2.1 LIABILITIES TO BE ASSUMED. As of the Closing Date, at the time of Closing, the Sellers shall have satisfied all of its and their obligations and liabilities other than (i) liabilities or obligations (absolute, contingent or otherwise) arising after the Closing Date in respect of the Assumed Contracts (the "Contract Liabilities"); (ii) other liabilities to the extent Purchaser shall have received a credit therefor pursuant to the apportionment provisions of Section 2.3 hereof) ("Credited Liabilities"); and (iii) liabilities or obligations to Rubin or his affiliated entities. The Contract Liabilities and the Credited Liabilities shall be assumed by Purchaser at Closing. The liabilities referred to in (i) through (iii) above shall be sometimes hereinafter referred to as the "Permitted Liabilities".

            2.2 OTHER LIABILITIES. Without limiting the generality of Section
2.1 hereof, and regardless of whether any of the following may be disclosed to Purchaser pursuant to Section 5 hereof or otherwise, or whether Purchaser may have knowledge of the same: (a) Purchaser shall not assume, and shall not be deemed to have assumed, any other obligation or liability of the Sellers other than the Contract Liabilities and the Credited Liabilities; (b) The Sellers will be jointly and severally liable for and will pay and indemnify Purchaser in respect of any taxes or other governmental charges or assessments of whatever kind or nature imposed upon the Purchaser, the Assets, the Stores or the Sellers (including without limitation any income, franchise or any other similar taxes based on or measured by income or otherwise, any sales or use taxes, or any property, excise or other taxes together with any interest or penalties

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relating thereto) arising out of the operation of the Stores or otherwise or the ownership of the Assets for periods or events prior to the Closing Date; and (c) The Sellers shall retain responsibility for and shall pay, perform, satisfy or obtain a discharge or release from, as of Closing, any obligation, payment, liability or expense imposed on the Sellers or the Purchaser other than the Contract Liabilities and the Credited Liabilities.

            2.3 APPORTIONMENTS. Rents, additional rent, real estate taxes and security deposits, personal property taxes, water, utilities, wages and other employee benefits (including accrued vacation) and other expenses arising from or by virtue of the Sellers' obligations under the Assumed Contracts (the "Expenses") paid by, or on behalf of, the Sellers prior to the Closing Date and allocable, in whole or in part, to any period following the Closing Date, shall be credited to the Sellers to the extent so allocable, or if unpaid by, or on behalf of, the Sellers prior to the Closing Date and allocable, in whole or in part, to any period prior to the Closing Date, shall be credited to Purchaser.

            The parties hereto shall as of the Closing Date make apportionments and shall calculate the Pawn Purchase Price and the Inventory Purchase Price (as defined below). Any GGP bonus, which may include volume bonuses and super bonuses payable under the Company's agreement with Western Union shall be split evenly between Purchaser and the Company promptly after receipt from Western Union.

            SECTION 3 CONSIDERATION FOR TRANSFER OF ASSETS AND NON-COMPETITION AGREEMENTS.

                  (a) Purchaser shall acquire the Assets, for an aggregate base purchase price (the "Purchase Price") of Two Million Seven Hundred Thousand ($2,700,000) Dollars, as adjusted pursuant to Sections 2.1 and 2.3 above. The Purchase Price shall be paid by delivery of a subordinated judgment note (the "Judgment Note") to be delivered at Closing, in substantially the form attached hereto as Exhibit A, subject to such revisions as shall be required or requested by Purchaser's principal bank(s) and reasonably acceptable to Sellers' counsel and a standard confession of judgment provision, including reference to reasonable costs of enforcement. The Judgment Note shall have a four (4) year term with interest to accrue at a floating rate equal to the prime rate as announced from time to time by Chemical Manufacturers Hanover Bank, plus one (1%) percent per annum, but in no event shall the applicable rate of interest be less than 8-1/2% nor more than 10-1/2%. The Purchase Price for the Assets shall be allocated by the parties for tax purposes as set forth on Schedule 3.1 hereto. Sellers shall not be subordinated to any future seller financing.

            In addition to the Purchase Price, Purchaser shall pay to Sellers, at Closing an amount equal to one hundred twenty five (125%) percent of the face value of the advances/loans (which amount includes a twenty five (25%) percent premium) made by CML in connection with the current pawn pledges delivered by CML to Purchaser as part of the Assets (the "Pawn Pledge Advances") outstanding as of the Closing Date (the "Pawn Purchase Price"). The

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instruments/pawn tickets evidencing such advances shall be transferred to
Purchaser as part of the Assets; and all collateral delivered to CML in connection with all of its Pawn Pledge Advances shall be transferred to Purchaser in connection with the transfer of the instruments/pawn tickets evidencing the advances. To the extent that the pawn tickets, transferred to Purchaser are unredeemed at a rate which is less than the historical rate experienced by CML, and as disclosed to Purchaser, Purchase shall have the right to setoff against amounts due under the Judgment Note, up to the twenty five (25%) percent premium paid.

            In addition to the Purchase Price and the Pawn Purchase Price, Purchaser shall pay to Sellers at Closing an amount equal to the Agreed Value (as hereinafter defined) of CML's Inventory (as hereinafter defined) (the "Inventory Purchase Price").

            For purposes hereof:

                  "Agreed Value" shall mean an amount calculated as:

                        (a) $11.00 per penny weight of gold jewelry Inventory, plus
                        (b) 50% of the stated retail selling value of the electronic and watch Inventory, plus
                        (c)         the cost to Sellers of all other Inventory;
                                    except diamonds.

            No other value shall be included in the Agreed Value of the Inventory for purposes of calculating the Inventory Purchase Price. No item held by CML as collateral for Pawn Pledge Advance shall be considered Inventory.

                  "Inventory" shall mean all items in saleable form as of Closing which CML owns and holds out for sale to the public in the Stores, all of which shall be part of the Assets transferred to Purchaser hereunder.

            (b) Purchaser and the Sellers represent, warrant and agree that the allocation set forth in Schedule 3.1 hereto were determined through arms' length negotiation between the parties hereto.

            SECTION 4. CLOSING. Provided that the conditions to the obligations of the Sellers and Purchaser contained in Sections 8 and 9 hereof have been satisfied (or waived by the parties entitled to enforce such conditions), a dry closing of the consummation of the purchase and sale of the Assets contemplated by this Agreement shall take place at 10:00 a.m. on Saturday February 18, 1995. The Sellers shall cease conducting business at the Stores as of the close of business on Friday, February 17, 1995. The parties shall complete the apportionments as required by Section 2.3 on February 18 and 19. The Funded Closing (the "Closing") shall, unless another date or place is agreed to by the Sellers and Purchaser, take place at 10:00 a.m.

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at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers on Monday,
February 20, 1995 (the "Closing Date"). The Closing shall be deemed to take place as of the close of business on Friday, February 17, 1995.

            SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Sellers hereby represent, warrant and covenant to Purchaser as follows:

            5.1   ORGANIZATION AND GOOD STANDING; ACTIVITIES; CAPITAL STOCK.

                  (a) The Company is an unincorporated sole proprietorship owned solely and completely by Rubin and doing business under the name Happy's Check Cashing and no other name; and CML is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company is, and has been since its date of inception, engaged solely in the business of owning and operating check cashing outlets and conducts business in no jurisdiction other than Pennsylvania. CML is, and has been since its date of inception, engaged solely in the business of owning and operating a pawn brokering business and conducts business in no jurisdiction other than Pennsylvania.

                  (b) To the best of the knowledge of the Sellers after due inquiry, the Company and CML have the power and authority (corporate and otherwise) to own, lease or operate their properties and to carry on their business as now conducted, and the Licenses represent all of the material governmental or regulatory approvals, permits and licenses necessary for the operation of the business of the Stores as presently conducted.

                  (c) As of the date hereof all of the issued and outstanding shares of common stock of CML (the "Shares") are owned of record and beneficially by Rubin. All of the issued and outstanding Shares are fully-paid and non-assessable and have been duly authorized and issued.

            5.2   CONSENTS, AUTHORIZATIONS AND BINDING EFFECT.

                  (a) The Sellers have full power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by the Sellers pursuant hereto, and to consummate the transactions contemplated hereby and thereby. On or prior to the Closing Date, all acts and other proceedings required to be taken by or on the part of the Sellers to authorize it to carry out this Agreement and such other agreements and instruments and the transactions contemplated hereby and thereby will have been duly and properly taken. This Agreement has been duly executed and delivered by the Sellers and constitutes, and such other agreements and instruments, when duly executed and delivered by the Sellers, will constitute, legal, valid and binding obligations enforceable in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy,

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reorganization, insolvency, moratorium or other similar laws and equitable principles affecting the enforcement of creditors' rights generally from time-to-time in effect). The execution and delivery by the Sellers of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby will not violate any law or conflict with or result in any breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or result in the creation of a lien or encumbrance on any of the Assets pursuant to, any indenture, mortgage, lease, agreement or other instrument to which the Sellers are a party by which it or any of the Assets may be bound or affected provided that the consents and approvals disclosed on
Schedule 5.2(a) have been obtained. Except as specifically disclosed on Schedule 5.2(a) hereto, and except for the matters described in Section 8.1, no approval, authorization, consent or other order or action of or filing by the Sellers with
(i) any court, administrative agency, or other governmental authority or (ii) party to one of the Assumed Contracts is required for the execution and delivery by the Sellers of this Agreement or such other agreements and instruments or its consummation of the transactions contemplated hereby or thereby.

                  (b) Rubin may execute, deliver and perform this Agreement, the Non-Competition Agreements and all other agreements to be executed in connection herewith without the necessity of obtaining any consent, approval, authorization or waiver or giving any notice or otherwise. This Agreement constitutes and, when executed and delivered, the Non-Competition Agreement will constitute the legal, valid and binding obligations of Rubin enforceable in accordance with their respective terms.

                  (c) The execution, delivery and performance of this Agreement and the Non-Competition Agreements, assuming that the consents, approvals, authorizations, waivers and notices set forth on Schedule 5.2(a) hereto are obtained or given, will not:

                        (i) to the best of the knowledge of Sellers after due inquiry, conflict with, result in a material breach of, constitute a default, with or without notice and/or lapse of time, under, result in being declared void or voidable any provision of, or result in any right to terminate or cancel any of the Assumed Contracts or any contract, agreement, license or commitment to which Sellers or any of their properties is bound and which is material to the operations of the Company or CML;

                        (ii) constitute a material violation of any statute, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator applicable or relating to the Assets or the business of the Company or CML to be acquired by Purchaser pursuant to this Agreement; or

                        (iii) result in (A) the acceleration of any material debt or other obligation of the Sellers, except for debts and obligations identified in Schedule 5.2(c)(iii) hereto

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which will be satisfied by the Sellers at the Closing; (B) the creation of any
Lien (as defined in Section 5.4) upon any of the Assets; or (C) the termination or cancellation or right to terminate or cancel any obligation owed to the Sellers.

            5.3   FINANCIAL STATEMENTS AND FINANCIAL CONDITION.

                  (a) The books of account of the Company and CML, for years prior to 1994, have not been maintained in accordance with applicable laws, rules and regulations or with generally accepted accounting principles consistently applied, insofar as such books and records understated the amounts of income earned by the Sellers. However, accurate records of the true amount of such income have been separately maintained by Sellers, which records have been heretofore delivered to Purchaser. Such records are complete and accurate in all material respects.


            5.4   TITLE AND CONDITION OF ASSETS.

                  (a) Schedule 1.2(b) includes a complete list of all Personal Property located at the Stores or used in the operation of the Stores. The Sellers own good and marketable title to all of the Assets, including the Personal Property, free and clear of liens, encumbrances, claims of third parties, security interests, mortgages, pledges, agreements, options and rights of others of any kind whatsoever, whether or not filed, recorded or perfected, and including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof or any financing statements filed in any jurisdiction or any agreement to give any such financing statements (hereinafter collectively referred to as "Liens"), other than rights of third parties under leases of tangible personal property disclosed on Schedule 5.11 hereto and liens for taxes not yet due and payable (hereinafter collectively referred to as the "Permitted Encumbrances").

                  (b) The Assets constitute all assets that are material in or to the operation of the business of the Company and CML as conducted in the Stores. The Assets owned or leased are adequate to carry on the business of the Company and CML as conducted in the Stores as it is now being conducted and, except as set forth on Schedule 5.2(a) hereto, no consent of any third party is required in order to transfer any of the Assets to the Purchaser (including rights under the Assumed Contracts) based upon the change in control of the Assets contemplated hereby. The Personal Property constituting part of the Assets is in adequate operating condition for continued operation of all of the Stores as presently conducted.

                  (c) The Pawn Pledge Advances represent the valid and binding obligation of the obligors thereunder in accordance with their terms and were entered into by CML and Rubin in good faith and in the ordinary course of business. The collateral to be

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transferred to Purchaser in connection with the Pawn Pledge Advances was valued by CML and Rubin in good faith and, to the best of knowledge of the Sellers after due inquiry, the collateral is owned by the obligor under the applicable Pawn Pledge Advance and is not stolen property.

            5.5   [INTENTIONALLY DELETED]

            5.6   LITIGATION AND COMPLIANCE.

                  (a) Subject to the matters set forth in 5.7 below, there are no actions, suits, claims or proceedings, whether in equity or at law, or governmental or administrative investigations pending or, to the best knowledge of the Sellers, threatened, nor, to the best knowledge of the Sellers, is there any reasonable basis for any such action, suit, claim or proceeding (i) by, against or otherwise involving any of the Sellers or the Stores which, if adversely determined would have a material adverse affect on the financial condition or results of operation of the Company and/or CML, any of the Assets or any asset or property of others leased or used in connection with the business of the Stores pursuant to any agreement to which any of the Sellers is a party or (ii) which questions or challenges the validity of this Agreement or any action taken or to be taken pursuant to this Agreement.

                  (b) Subject to the matters set forth in 5.7 below, to the best of the knowledge of the Sellers after due inquiry, the operations of the Company and CML are and at all times have been in substantial compliance with, are not currently in material default or violation in any material respect under, and neither the Company nor CML have been charged with nor have the Company or CML received any notice at any time of any violation of, any statute, law, ordinance, regulation, decree or order applicable to the business or operations of the Company or CML.

                  (c) Subject to the matters set forth in 5.7 below, neither the Sellers, the Assets, nor the transactions contemplated under this Agreement, is subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to the business and operations of the Company or CML.

                  (d) To the best of the knowledge of the Sellers after due inquiry, other than for approximately five currency transaction reports which Sellers have disclosed to Purchaser they inadvertently failed to file and which are now the subject of an IRS investigation, the Sellers have duly filed or caused to be filed all material reports and returns required to be filed by the Sellers with all governmental authorities (including, without limitation, any currency reporting requirements) and has obtained all material governmental permits and licenses and other governmental consents (a complete list of which permits, licenses and consents is set forth on Schedules 1.2(a) and 5.2(a) hereto) which are required in connection with the business and

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operations of the Stores. To the best of the Sellers' knowledge no proceedings for the suspension or cancellation of any of such permits, licenses or consents is pending or threatened.

            5.7   TAXES.

                  Sellers have disclosed to Purchaser that they are currently the focus of a criminal investigation by the Internal Revenue Service and that a Grand Jury has been impaneled for this purpose. The Sellers have admitted to the IRS that their tax returns were incomplete in that they omitted certain amounts of income for years prior to January 1, 1994. Sellers have cooperated with the IRS and disclosed to it the amount of unreported income. Sellers have also remitted to the Government substantial sums of money to be posted as a cash bond pending the determination of their tax deficiencies.

            5.8   EMPLOYEES AND CONTRACTORS.

                  (a) Schedule 5.8(a) hereto contains a list of all persons who received compensation in respect of the operations of the Company or CML (including compensation in the form of commissions and independent contractors' fees) in excess of $25,000 during the last fiscal year or who are currently receiving compensation (including compensation in the form of commissions and independent contractors' fees) at a rate in excess of $25,000 per annum and a description of all compensation arrangements (including without limitation, salaries and bonus compensation) affecting them.

                  (b) The Company and CML have good relations with their employees, independent sales people and contractors, and except as disclosed on
Schedule 5.8(b), have not received any material complaint from, and have not engaged in any material dispute with, any of their employees, independent sales people and contractors during the twelve (12) months prior to the date hereof. Except as disclosed in Schedule 5.8(b), the Sellers are not aware of any employee or independent sales person or contractor who plans to terminate employment or association with the Company or CML whether currently or as a result of the transactions contemplated hereby.

            5.9   ERISA.

                  (a) Sellers never have had nor do they now have any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). Included on Schedule 5.9 is a list of each employment agreement which may not be terminated by the Sellers without penalty or liability on notice of thirty (30) days or less or, management or consulting agreement, severance pay plan, employee relations policy, practice or arrangement, agreements with respect to leased or temporary employees, vacation plan or arrangement, sick plan, stock purchase plan, stock option plan,

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fringe benefit plan, bonus plan and any deferred compensation agreement, plan or program covering any present or former employee of the Company or CML.

            5.10  LABOR RELATIONS.

                  (a) No employees of the Company or CML are covered by any collective bargaining agreement.

                  (b) To the best of the knowledge of the Sellers after due inquiry, the Company and CML have complied, and are currently in compliance, in all material respects with any applicable laws (including, without limitation, ERISA rules and regulations relating to the employment of labor, including, without limitation, those relating to wages, hours, unfair labor practices, discrimination and payment of social security and similar taxes with respect to their respective employees.

                  (c) To the best of the knowledge of the Sellers after due inquiry, neither the Company nor CML have engaged in or are currently engaging in, any unfair labor practice. No complaint against the Company or CML is currently pending or, to the best knowledge of the Sellers, threatened before the National Labor Relations Board or any state or local labor agency by or on behalf of any employee of the Company or CML; no representation questions, arbitration proceedings, labor strikes, slow-downs or stoppages, material grievances or other labor troubles are currently pending or, to the best knowledge of the Sellers, threatened with respect to any of the Company's or CML's employees.

            5.11  CONTRACTS.

                  (a) All material contracts, leases, agreements, licenses, commitments and purchase orders to which the Company or CML is a party or by which the Company or any of the Assets is bound and which fall within the categories set forth below are listed on Schedule 5.11(a) hereto. Also indicated on Schedule 5.11(a) is whether such contract, etc. is with a related party or affiliate of the Sellers or any immediate family member thereof. The contracts, leases, agreements, licenses, etc. required to be disclosed on Schedule 5.11(a) shall fall in one or more of the following categories:

                        (i) contracts or agreements with respect to which, individually, the amount reasonably expected to be received or paid by the Company or CML in the future exceeds $10,000 annually in the aggregate;

                        (ii) joint venture contracts or arrangements or other agreements involving a sharing of profits or expenses;

                        (iii) confidentiality, non-competition or non-disclosure agreements;

              (b) contracts or agreements restricting the ability of the Sellers to sell or transfer any of the Assets; and

                  (i) contracts or arrangements involving any restriction with respect to the geographical area of operations or scope or type of business of the Company or CML.

                  For purposes of this Agreement, only those contracts indicated with an asterisk on Schedule 5.11(a) shall be deemed to be "Assumed Contracts."

                  (c) All of the Assumed Contracts are valid and in full force and effect and constitute the legal, valid and binding obligations of the Company or CML, as indicated, and the other parties thereto and there are no existing material defaults by the Sellers or by any other party thereto and no event, act or omission has occurred which (with or without notice, lapse of time and/or the happening or occurrence of any other event) would result in a material default thereunder. No other party to any of such Assumed Contracts has in writing asserted the right, and to the current actual knowledge of the Sellers, no basis exists for the assertion of any enforceable right, to renegotiate, or cancel or terminate prior to the full term thereof, any of the terms or conditions of any of such Assumed Contracts nor do the Sellers, have knowledge that any party to any of such Assumed Contracts would refuse to renew such Assumed Contract upon termination of its current term.

                  (d) Except as disclosed in Schedule 5.2(a), no consent of any party to any of the Assumed Contracts is required for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including, but not limited to, the assignment to the Purchaser of the Leases for the Stores.

                  (e) Sellers have heretofore delivered to Purchaser true, correct and complete copies of all of the Assumed Contracts, as amended or supplemented, as well as summaries of the current rents, additional rents and other payments due pursuant to the terms thereof.

            5.12 ABSENCE OF CERTAIN CHANGES, ETC. Since the time of Purchaser's due diligence visit to Sellers' corporate offices (the "Due Diligence Date") and subject to the matters disclosed in 5.7 above, there has been no material adverse change in the Assets (including the fair market value thereof), business, operations, financial condition or prospects of the Company or CML or in the condition of any of the Assets, or the assets or properties of others leased or used by the Company or CML and, to the best knowledge of the Sellers, there are no events with respect to any of the foregoing that threaten to disrupt, prevent or impair in a materially adverse manner the conduct of the Company's or CML's business going forward.

            Since the Due Diligence Date, the Company and/or CML has not:

                  (a) experienced any damage, destruction or loss to or of any of its or their material assets, whether or not covered by insurance;

                  (b) increased or agreed to make any increase in the compensation payable to any employee or independent contractor, other than in the ordinary course of business;

                  (c) conducted its operations or participated in any transaction otherwise than in the ordinary course of business;

                  (d) entered into any transaction or contract, or amended or terminated any transaction or contract which transaction or contract, or amendment or termination thereof, might to the knowledge of the Sellers have a material adverse effect on the financial condition, business or operations of the Company or CML;

                  (e) cancelled or waived any claim or right of substantial value or sold, transferred, distributed or otherwise disposed of any of its assets, except for a fair consideration in the ordinary course of business;

                  (f) other than as specifically referred to herein, distributed any of its property or assets to Rubin;

                  (g) incurred any obligation or liability (absolute or contingent) in all cases exceeding $10,000 in the aggregate;

                  (h) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than liabilities disclosed in the Schedules hereto or current liabilities incurred since the date of the Financial Statements in the ordinary course of business;

                  (i) mortgaged, pledged or subjected to any Lien (as defined
Section 5.4) or charge or any other encumbrance, any assets, tangible or intangible, other than the lien of current state or local property taxes not yet due;

                  (j) received notice or had knowledge of any labor trouble or union organizing activity other than routine matters, none of which is material,

                  (k) knowingly waived any rights of substantial value, whether or not in the ordinary course of business;

                  (l) failed to pay all debts (including all trade accounts payable) and obligations promptly as they became due, or in advance or otherwise to the extent consistent with prior practice, delayed the payment of any debt or obligation after such date except in the case of a bona fide dispute over the amount thereof; or

                  (m) entered into any agreement, commitment, letter of intent or other contract providing for any of the foregoing actions.

            5.13 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as disclosed on
Schedule 5.13, the Sellers have not used, treated, stored or disposed of hazardous waste or toxic substances on any store property owned or leased by the Company (whether owned, leased, subleased or used, the "Property") in violation of any federal, state or local environmental protection, toxic substance, human health or similar statute, regulation or ordinance (collectively, the "Environmental Laws"), and, to the best of the Sellers' knowledge, after due inquiry, there have been no spills or releases of hazardous substances on or from any Property that, in any such case, could subject the owner or occupier of the Property to liability. The Property and all operations conducted on such Property during the period of the Company's or CML's ownership or occupancy have been in compliance with all Environmental Laws. The Sellers have not received any notice, nor are aware, of any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of any Environmental Law by the Company, CML or sub-lessee or any lessor of the Company or CML, if any, or otherwise involving the Property or the operations conducted on the Property. No asbestos containing material is present in any of the improvements on any Property or is otherwise located on any Property. To the best of the knowledge of the Sellers after due inquiry, all operations conducted on the Property are in compliance with all federal and state statutes and regulations relating to asbestos. Except as disclosed on Schedule 5.13, to the best of the knowledge of the Sellers after due inquiry, no underground storage tanks, whether in use or closed, are on or under any Property. Sellers have no knowledge of any use, storage or disposal of hazardous waste or toxic substances on the Property by any prior user or owner of the Property.

            5.14 NO TAKING. Subject to the matters disclosed in 5.7 hereof, the Sellers have not received notice of any pending, threatened, proposed or contemplated eminent domain or condemnation proceeding or similar taking, with or without payment of compensation therefor, or any pending or threatened rezoning affecting the real property which is the subject of the Leases included among the Assumed Contracts.

            5.15  [INTENTIONALLY DELETED].

            5.16 ADA MATTERS. The Sellers have not received any notification, nor are aware of any circumstance, regarding any of the real property which is the subject of the Leases which would require that the lessee under any such Leases make any additions, renovations or improvements to such property pursuant to the terms of the Americans With Disabilities Act ("ADA") or otherwise; provided however that the Sellers specifically disclaim any warranty or representation that said property in its current state conforms to the ADA.

            5.17 ACCURACY OF STATEMENTS. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Sellers to Purchaser or any representative or affiliate of the Purchaser in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. All representations, covenants and warranties made by or on behalf of the Sellers in this Agreement shall, pursuant to Section 10.1 hereof, survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

                                   *   *   *

            In defending a claim based upon the breach of any representation, warranty or covenant contained in this Agreement, the Sellers shall not assert as a defense thereto that Purchaser had constructive knowledge of the falsehood of any such representation, warranty or covenant.

            SECTION 6. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Sellers, as follows:

            6.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

            6.2   CONSENTS, AUTHORIZATIONS AND BINDING EFFECT.

                  (a) Purchaser may execute, deliver and perform this Agreement, the Non-Competition Agreements and all other agreements to be executed in connection herewith without the necessity of obtaining any consent, approval, authorization or waiver or giving any notice or otherwise, except for such consents, approvals, authorizations, waivers and notices set forth on Schedule
6.2 hereto.

                  (b) This Agreement and the Non-Competition Agreements have been duly and validly authorized by Purchaser and this Agreement constitutes and, when executed and delivered, the Non-Competition Agreements will constitute the legal, valid and binding obligation of Purchaser enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement will not:

                        (i) constitute a violation of the Articles of Incorporation or the By-Laws, as amended, of Purchaser;

                        (ii) constitute a material violation of any statue, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator applicable or relating to Purchaser.

            6.3 FINANCIAL STATEMENTS AND FINANCIAL CONDITION OF MONETARY MANAGEMENT CORPORATION.

                  (a) Annexed as Schedule 6.3(a) hereto are the audited financial statements of Monetary Management Corporation ("MMC") for the twelve month period ended December 31, 1993, and for the six month period ended June 30, 1994 and its unaudited financial statements for the five month period ended November 30, 1994 (collectively, the "Financial Statements") and the balance sheets included therein (the "Balance Sheets").

                  (b) The Financial Statements have been prepared in accordance with the books of account of MMC, in conformity with generally accepted accounting principles consistently applied, and present fairly the financial position of MMC as of the date of the Financial Statements and the results of operations of MMC for the periods covered thereby; provided, however that the Financial Statements for the five month period ended November 30, 1994 may not contain all adjustments or footnotes necessary under generally accepted accounting principles.

                  (c) MMC has no liabilities (absolute, contingent or otherwise) which, in accordance with generally accepted accounting principles, are required to the reflected, reserved or otherwise disclosed in its Balance Sheets which are not reflected, reserved or otherwise disclosed in said Balance Sheet except
(i) those incurred since the date of the November 30, 1994 Balance Sheet in the ordinary course of business, consistent with past practice, in arm's length transactions with unrelated parties, and which do not have and cannot reasonably be expected to have, in the aggregate, a material adverse effect on the business, operations, financial condition or prospects of MMC.

                  (d) Since the date of the November 30, 1994 Financial Statements, there has been no material adverse change in the business, operations, financial condition or prospects of MMC and to the best knowledge of MMC there are no events with respect to any of the foregoing that threaten to disrupt, prevent or impair in a materially adverse manner the conduct of MMC's business going forward.

            6.4 LITIGATION. No actions, suits, claims, proceedings or investigations (whether or not purportedly on behalf of or against Purchaser), are pending or threatened against Purchaser at law or in equity that relate to the transactions contemplated by this Agreement or that will prohibit Purchaser from performing the obligations to be performed by it hereunder.

                                   *   *   *

            In defending a claim based upon the breach of any representation, warranty or covenant contained in this Agreement, Purchaser shall not assert as a defense thereto that the Sellers had constructive knowledge of the falsehood of any such representation, warranty or covenant.

            SECTION 7.  COVENANTS OF THE PARTIES.

            7.1 ACCESS TO RECORDS AND PROPERTIES. Between the date of this Agreement and the Closing Date, the Sellers shall give to Purchaser such access to the premises, books and records of the Sellers and shall cause the officers and employees of the Company and CML to furnish such financial and operating data and other information as Purchaser may from time to time reasonably request. Purchaser agrees to refrain from conducting any on-site due diligence at the Stores and from contacting employees of the Stores without Rubin's prior consent which shall not be unreasonably withheld. Pending the Closing, all of such information not in the public domain shall be maintained confidentially by Purchaser and not used for any purpose other than in connection with the transactions contemplated hereby. The financial information seized by the IRS from Sellers and currently in its possession shall not, for the purposes of this Agreement, be deemed to be in the public domain. From and after the Closing Date, the Sellers shall give to Purchaser free and unrestricted access to the books, files and records of the Sellers relating to the operations of the Stores for the period prior to and including the Closing Date retained by the Sellers, if any, and Purchaser shall give to Rubin reasonable access to the books, files and records transferred to Purchaser's control relating to the business and operations of the Stores prior to the Closing, as Rubin shall from time to time reasonably request. Prior to the destroying or disposing of such books, files and records, the Sellers and Purchaser shall give thirty (30) days' notice to the other of the intended destruction or disposition, and the other, at its option, shall have the right to take possession of the same or to make copies of the same at their or its expense. Purchaser shall, after the Closing, provide Sellers reasonable access and make available for copying relevant books and files and records regarding the Stores as Sellers need to defend any tax claim or proceeding.

            Any investigation or access pursuant to this Section 7.1 shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the other party.

            7.2 OPERATION OF THE COMPANY. From and after the date hereof and until the Closing, the Sellers shall:

                  (a) Operate the Stores diligently and only in the usual, ordinary manner and, to the extent consistent with such operations, use their best efforts to (i) preserve the current business organizations of the Stores intact, and (ii) preserve current relationships with employees of the Stores and all other persons having business dealings with the Company, CML and/or the Stores.

                  (b) Maintain books, accounts and records in the usual and ordinary manner, and in a manner that fairly and correctly reflects income, expenses, assets and liabilities in accordance with generally accepted accounting principles.

                  (c) Comply with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority or body applicable to the Company, CML, the Assets or the Stores or to the conduct of their business, and to substantially perform all of their obligations under all contracts, agreements, franchises, licenses, permits instruments, undertakings or otherwise without default.

                  (d) Except in the ordinary course of business, make no change in the compensation payable or to become payable to any employee; make no change in any existing, and enter into no new, arrangement or contract relating to management, executive or clerical services or relating to the sharing of administrative or other overhead or any management or supervisory fee; establish or make no bonus, stock option, profit sharing, retirement or other similar payment, plan or arrangement except as otherwise provided herein for in the ordinary course of the administration of existing incentive, welfare, retirement or other similar plans or arrangements hereinabove referred to; and enter into no union contract and no employment agreement, or agreement with any salesman or sales agent or any franchise agreement, independent dealer/distributor agreement or other contract or arrangement with respect to the performance of services.

                  (e) Not enter into, modify or extend any Assumed Contract, or engage in any activity or transaction not substantially in the ordinary course of business and in accordance with past practice.

                  (f)   Not sell or dispose of any capital assets.

                  (g) Not mortgage, pledge or subject to any Lien (as defined in Section 5.4) or charge or other encumbrance, any assets, tangible or intangible, other than the lien of current state or local property taxes not yet due.

                  (h) Not make any agreement, commitment or arrangement to take any action materially inconsistent with the obligations under, or prohibited by, the foregoing paragraphs.

            7.3 CONSENTS AND NOTICES. Promptly after the date hereof, the Sellers shall use its best efforts to obtain all consents, waivers, approvals and authorization listed in Schedules 1.2(a) and 5.2(a) hereto which may be necessary from third parties to effectuate this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof and shall give all notices to third parties required to be given by the Sellers in contemplation and as a result of the transactions contemplated by this Agreement. It shall however be the responsibility of the Purchaser to obtain all permits, licenses and approvals necessary to enable Purchaser to operate the Stores and Purchaser agrees to diligently pursue all such licenses, permits and authorizations.

            7.4 COMPETING TRANSACTIONS. Prior to the Closing Date (as such date may be extended by agreement of the parties), the Sellers shall not take any action, directly or indirectly, to negotiate, cause, promote, authorize or agree to any transaction competing or interfering with any of the transactions contemplated by this Agreement, including, without limitation, any merger, consolidation or reorganization, or acquisition or disposition of the equity securities of the Company and as of the date hereof shall cease all discussions with any other potential acquirors of the Assets.

            7.5 BEST EFFORTS TO SATISFY CONDITIONS. The Sellers shall use their best efforts to cause the conditions to the obligations of Purchaser contained herein to be satisfied to the extent that the satisfaction of such conditions is in the control of the Sellers, and Purchaser shall use its best efforts to cause the conditions to the obligations of the Sellers contained in Section 9 hereof to be satisfied to the extent that the satisfaction of such conditions is in the control of Purchaser; however, the foregoing shall not constitute a limitation upon the covenants and obligations of the Sellers and Purchaser otherwise expressly set forth in this Agreement.

            7.6 CONFIDENTIALITY. Purchaser agrees that for and in consideration of the Sellers' cooperation and disclosure of sensitive business information, Purchaser shall hold in the highest degree of confidentiality any and all information received from the Company and designated in writing as "Confidential" and not publish the same to any party not directly involved in Purchaser's acquisition of the Assets; provided, however, that Confidential property shall not include any information which (1) is already known to Purchaser; or (2) is or becomes publicly known to Purchaser through no wrongful act of Purchaser; or (3) is rightfully received by Purchaser from third-party without authorization of the Sellers; or (5) is furnished by the Sellers to a third-party without a similar restriction on the third-party's rights; or (6) is disclosed pursuant to a requirement of a governmental agency or disclosure is required by operation of law.

            7.7 PUBLICITY. Without the consent of Rubin, Purchaser will not disclose in any manner to any third party that the parties have entered into this Agreement other than its lenders, attorneys, accountants, the IRS and any licensing authorities and no public announcement of the existence of this Agreement shall be made by any party without the prior consent of the others.

            7.8 EXCLUSIVE DEALING. After execution of this Agreement and prior to the Closing Date (as such date may be extended by agreement of the parties), the Sellers will not offer the Shares or the Assets for sale to any person other than Purchaser nor will the Sellers enter into negotiations with any other party for the disposition of the Shares or the Assets and the Sellers agree that the Sellers will not negotiate with any other parties relative to any disposition of the Shares or the Assets or any part thereof. Furthermore, the Sellers will not, directly or indirectly, through any officer, director, agent or otherwise, solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals or offers from any potential buyer, other than Purchaser, or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the disposition of the Shares or the Assets.

            SECTION 8. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the purchase and sale of the Assets under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by Purchaser. Any such waiver by Purchaser shall not reduce or impair Purchaser's right to seek indemnification hereunder in respect of the failure to meet the condition that shall have been waived.

            8.1 TAX MATTERS. The receipt by Purchaser of satisfactory assurances from the Internal Revenue Service ("IRS") stating that it will not pursue satisfaction of any claim they may have regarding the Company and/or the Shareholders against the Stores, the Assets, the Purchaser or any affiliate thereof and no notice of objection to the sale by the Pennsylvania State or Philadelphia tax authorities is received. This agreement does not limit the IRS' ability to engage in any enforced collection activity against any amounts due Sellers hereunder.

            8.2   REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS.

                  (a) The representations and warranties of the Sellers set forth in Section 5 hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder shall have been, on the date hereof and shall be on the Closing Date, true and correct in all material respects as though made on and as of the Closing Date.

                  (b) The Sellers have materially performed the agreements and obligations necessary to be performed by them under this Agreement prior to the Closing Date, and performed in accordance with the covenants set forth in
Section 7 hereof. Without limiting the generality of the foregoing, the Sellers shall have obtained all consents, waivers, approvals and authorizations, and shall have given all notices to third parties, as in the aggregate are necessary to convey, sell, transfer, assign and deliver to Purchaser all of the Assets and to vest in Purchaser all right, title, interest and claims of the Sellers in, to, relating to or arising under the Assets, free and clear of any Liens (as defined in Section 5.4); excluding, however, the consents, licenses, permits and approvals to be obtained by Purchaser as described above.

                  (c) The continued operation of the Stores in the normal course of business between the date hereof and the Closing Date.

                  (d) The absence of any material deterioration (or alteration) of the Assets or the value thereof between the date hereof and the Closing Date, including but not limited to loss of customers, employee/management attrition, destruction of equipment, force majeure and declaration of war.

                  (e) The Sellers shall have delivered to Purchaser a certificate to the effect that the conditions set forth in subparagraphs 8.1(b) and 8.1(c) above have been satisfied.

            8.3 TRANSFER OF ASSETS. The Sellers shall have delivered to Purchaser such bills of sale with covenants of warranty, assignments, special warranty deeds with covenants against grantor's acts only, and other good and sufficient instruments of transfer and conveyance, in form and substance reasonably satisfactory to Purchaser and its counsel, as shall be effective to vest in Purchaser, and to evidence the vesting in Purchaser of, good and marketable title to the Assets as provided for, and subject to the limitations and exceptions set forth, in this Agreement.

            8.4 OPINION OF COUNSEL TO THE SELLERS. Purchaser shall have received the opinion of legal counsel for the Sellers satisfactory to the Purchaser, dated the Closing Date, in form reasonably satisfactory to Purchaser.

            8.5 BANK APPROVAL. Purchaser shall have received a final approval from its primary bank(s) regarding the acquisition of the Assets. Purchaser has represented that it has received an informal approval of the subject sale and will, as soon as practicable hereafter, seek final approval and will cooperate with such institutions in whatever way necessary to obtain their final approval.

            8.6 NO ADVERSE CHANGE; MATERIAL DISCREPANCIES. There shall not have occurred or come to the knowledge of Purchaser between the date hereof and the Closing Date any circumstances which in the aggregate have a material adverse effect on Purchaser's valuation of the operations, condition (financial or otherwise), assets or business of the Company and/or CML and the Sellers shall have delivered to Purchaser a certificate stating that they are not aware of any such occurrence.

            Purchaser, through its attorneys, accountants, employees, agents or assignees, shall not have discovered, in the course of its due diligence review of the transactions contemplated hereby, that the financial condition or history of operations of the business of the Company, CML and/or the Stores is materially different than the condition and/or history represented to Purchaser by Rubin in the context of the negotiation of the instant acquisition.

            8.7 GOVERNMENTAL AND OTHER APPROVALS. Subject to Section 27 below, any licenses, permits, approvals, consents, authorizations and waivers by governmental agencies or private parties necessary or desirable to consummate the transactions contemplated by this Agreement as set forth on Schedules 1.2(a) and 5.2(a) hereto, shall have been obtained on terms reasonably satisfactory to Purchaser, including, but not limited to, any licenses required to operate the Stores.

            8.8 NON-COMPETITION AGREEMENTS. Rubin, the Company, Alison Rubin and CML shall each have delivered to Purchaser an executed Non-Competition Agreement, in the form annexed hereto as Exhibit C.

            8.9 RELATIONSHIPS; EMPLOYEES. The Sellers make no representation that any employee of the Company will accept employment with the Purchaser following the Closing Date. However, the Sellers will (i) cooperate in permitting Purchaser to discuss employment with the employees and executives of the Stores and will encourage such persons to accept any proffered employment and will not interfere in any negotiations between Purchaser and such persons with regard to such employment; and (ii) take no action which will impede the goodwill of customers and others having a business relationship with the Company, CML and/or the Stores and take no action which will impede Purchaser and its representatives in their efforts to persuade such persons to continue such relationship with Purchaser after the Closing Date.

            8.10  [INTENTIONALLY DELETED].

            8.11 OTHER MATTERS. The Sellers shall have furnished, or caused to be furnished, to Purchaser, in form and substance satisfactory to Purchaser, such certificates and other evidence as Purchaser may have reasonably requested as to the satisfaction of the conditions contained in this Section and as to such other matters relating to the representations, warranties, covenants and undertakings in this Agreement as Purchaser may reasonably request.

            SECTION 9. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the sale and purchase under this Agreement and the obligations of Rubin, the Company, Alison Rubin and CML to execute and deliver the Non-Competition Agreements are subject to the satisfaction of the following conditions, each of which may be waived by the Sellers. Any such waiver shall not reduce or impair the Sellers' right to seek indemnification hereunder in respect of the failure to meet the condition that shall have been waived.

            9.1   REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS.

                  (a) The representations and warranties of Purchaser set forth in Section 6 hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder shall have been and be true and correct in all respects at all times commencing with the date of this Agreement and ending with and on the Closing Date as though made on and as of the Closing Date.

                  (b) Purchaser shall have performed the agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

                  (c) Purchaser shall have delivered to Sellers a certificate, executed by Purchaser, to the effect that the conditions set forth in subparagraphs 9.1(a) and 9.1(b) above have been satisfied.

            9.2 OPINION OF COUNSEL TO PURCHASER. The Sellers shall have received the opinion of Klehr, Harrison, Harvey, Branzburg & Ellers dated the Closing Date, in form reasonably satisfactory to the Sellers.

            9.3 JUDGMENT NOTE. Purchaser shall have delivered the Judgment Note on the Closing Date, pursuant to Section 3 hereof.

            9.4 NON-COMPETITION AGREEMENTS. Purchaser shall have delivered to Seller an executed Non-Competition Agreement, in the form annexed hereto as Exhibit C.

            9.5 NO ADVERSE CHANGE. There shall have been no developments since the date of this Agreement materially adversely affecting the financial condition of Purchaser and its ability to perform its obligations under the Promissory Note.

            SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; AND SET-OFF.

            10.1 SURVIVAL. The representations, warranties and agreements made in Sections 5 and 6 hereof and in the Schedules hereto by Purchaser and the Sellers shall remain operative and in full force for four (4) years after the Closing Date except with respect to tax matters as to which such representations and warranties shall continue to survive for the period of any applicable statutes of limitation.

            10.2 INDEMNIFICATION BY THE SELLERS. The Sellers hereby jointly and severally agree to defend, indemnify and hold Purchaser and its officers, directors, shareholders, agents and affiliates and their respective successors and assigns (for purposes of this Section 10.2, collectively, the "Purchaser") harmless from and against any and all losses, liabilities (accrued, absolute, contingent or otherwise), suits, proceedings, demands, settlements, judgments, fines, assessments, damages, expenses and costs (including reasonable attorneys' fees and litigation expenses) (collectively, the "Indemnifiable Damages") which Purchaser may suffer or incur by reason of, or which may arise out of: (i) the inaccuracy of any of the representations and warranties of the Sellers contained in this Agreement; (ii) the breach by the Sellers of any of the covenants, warranties or agreements made by them in this Agreement; (iii) any claim for payment of any liability of the Sellers not specifically assumed by the Purchaser pursuant hereto; or (iv) any legal obligation to remediate any environmental condition resulting from the Sellers' operation of the Property prior to the Closing Date, provided, however, that the Sellers shall only be liable with respect to any Indemnifiable Damages if the aggregate Indemnifiable Damages, singly or in the aggregate, equal or exceed $10,000 and then only to the extent of any such excess. In no event shall the Sellers be obligated under this Section to indemnify Purchaser to the extent any claim results from Purchaser's gross negligence or willful misconduct. In no event shall the Sellers be obligated to indemnify Purchaser for Indemnifiable Damages in excess of the Purchase Price. Not withstanding anything contained in this Section 10 to the contrary, Purchaser shall have the right to set off, against amounts due under the Promissory Note, any amounts due or claimed in good faith to be due to Purchaser under this Section 10 or Section 11.

            10.3 INDEMNIFICATION BY PURCHASER. Purchaser hereby agrees to defend, indemnify and hold the Sellers harmless from and against any Indemnifiable Damages which they may suffer or incur by reason of or which may arise out of: (i) the inaccuracy of any of the representations and warranties of Purchaser contained in this Agreement; (ii) the breach by Purchaser of any of the covenants, warranties or agreements made by it in this Agreement; (iii) any claim for payment of any liability assumed by Purchaser hereunder or otherwise relating to the ownership or operation of the Stores after the Closing Date, including, but not limited, to any such liability arising after the Closing Date under the Assumed Contracts. In no event shall

Purchaser be obligated under this Section to indemnify the Sellers to the extent any claim results from their gross negligence or willful misconduct.

            10.4  NOTICE AND RIGHT TO DEFEND THIRD PARTY CLAIMS.

                  (a) Promptly upon receipt of notice of any third party claim, demand or assessment or the commencement of any suit, action or proceeding in respect of which indemnity may be sought on account of an indemnity agreement contained in this Section 10, the party seeking indemnification (the "Indemnitee") shall notify in writing, within sufficient time to respond to such claim or answer or otherwise plead in such action, the party or parties from whom indemnification is sought (the "Indemnitor") thereof; provided, however, that failure or delay to supply such notice shall not relieve Indemnitor of its indemnification obligation hereunder except to the extent that Indemnitor is actually prejudiced by such failure or delay.

                  (b) In case any claim, demand or assessment is asserted or suit, action or proceeding commenced against an Indemnitee (collectively a "Claim"), and it notifies the Indemnitor of the commencement thereof, if the Indemnitor acknowledges its indemnification obligations therefor hereunder, then the Indemnitor shall be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, with counsel satisfactory to the Indemnitee, whose consent to the selection of counsel shall not unreasonably be withheld. After notice from the Indemnitor to the Indemnitee of its election to assume the defense, conduct or settlement thereof, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof; provided, however, that if the Indemnitee has any separate defense from that of the Indemnitor, the Indemnitee shall have the right to be represented by its own counsel at the Indemnitee's expense. The Indemnitee shall have the right in any event to participate in any such defense with its own counsel at its own expense. The Indemnitee will cooperate with the Indemnitor in connection with any such Claim and make personnel, books and records relevant to the Claim available to the Indemnitor at Indemnitor's expense. In the event that the Indemnitor fails timely to defend, contest or otherwise protect against any such Claim, the Indemnitee shall have the right to defend, contest or otherwise protect against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Indemnitor, including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such claim or compromise or settlement thereof.

                  (c) Anything to the contrary herein notwithstanding, prior to finally settling any such Claim, the Indemnitor shall give to the Indemnitee prompt notice of its intention to settle the same and the terms of such proposed settlement and acknowledging their indemnification responsibility there for hereunder. If the Indemnitee shall object to such proposed settlement within 20 calendar days, then the Indemnitee shall thereafter, at its sole expense, assume the control and defense of such claim, suit, action, investigation or proceeding and in such event the liability of the Indemnitor shall be limited to the amount for which the same could have been settled as proposed by the Indemnitor. If the Indemnitee does not object to the terms of the proposed settlement within the aforesaid 20 calendar day period, then the Indemnitor shall have the right to consummate such proposed settlement upon the terms set forth in the aforesaid notice.

            10.5 PAYMENT OF AMOUNTS DUE. The amount of any indemnifiable damages conceded or determined to be due from the Sellers to Purchaser, pursuant to any of the provisions of this Section 10, shall be paid by the Sellers to Purchaser within ten (10) business days from the date so conceded or determined. The amount of any indemnifiable damages conceded or determined to be due from Purchaser to the Sellers, pursuant to any of the provisions of this Section 10, shall be paid to Sellers by Purchaser within ten (10) business days from the date so conceded or determined.

            SECTION 11. BULK TRANSFER LAWS. Purchaser hereby waives compliance with the provision of any so called Bulk Transfer Laws of any jurisdiction in connection with the sale of the Assets. The Sellers hereby indemnify and hold harmless the Purchaser against any and all liabilities which may be asserted by third parties against the Purchaser as a result of non-compliance with any such Bulk Transfer Laws.

            SECTION 12. FURTHER ACTIONS. From time to time the parties shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as are necessary or desirable to carry out the intent and purposes of this Agreement, to convey, transfer, assign and deliver to Purchaser, and its successors and assigns, the Assets (or to evidence any of the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.

            SECTION 13. TERMINATION. This Agreement shall terminate and shall be of no further force or effect:

                        (i)   as provided in Sections 8 or 9 hereof;

                        (ii)  Upon mutual agreement of the parties;

                        (iii) Upon notice given by the Purchaser or the Sellers
            in the event the Closing has not occurred on or before March 31, 1995 due to a circumstance not resulting from or caused by any act or omission of the party giving such notice;

                        (iv) Upon notice given by the Purchaser or the Sellers
            to the other party in the event a law, regulation or judicial decree prohibits the Closing; or

                        (v) Upon notice given by the Purchaser or the Sellers to
            the other party in the event that any representation or warranty made by the other party herein was incorrect in any material respect when made; or that such other party has failed to perform any covenant contained herein in any material respect and such failure has continued for thirty (30) business days following notice of such failure; or that a condition to the obligation of such party as set forth herein is not satisfied as of March 31, 1995.

            SECTION 14.  CERTAIN LEASES; RIGHT OF FIRST REFUSAL.

                  (a) Rubin owns the real estate in which the Stores indicated as numbers 1, 2, 6, 7, 15, 20, 21, 22 and 27 are located (the "Rubin Stores"). Notwithstanding anything contained herein to the contrary, as of the Closing Date, the Purchaser shall enter into standard form triple net leases, in form acceptable to the parties, with Rubin regarding each of the Rubin Stores. Such leases shall be for an initial five (5) year period at a monthly rental of $1,800.00 with an option of Purchaser to extend for a further period of five (5) years at a rent equal to $1,890.00 per month. As to the Stores 3 and 17, in addition to monthly rental due the lessor thereunder, for the balance of the term of such leases, Purchaser shall pay to Rubin the difference between such monthly rent and $1,800.

                  (b) Sellers hereby grant to Purchaser the right of first refusal to buy the stores numbered 10 and 26 on Schedule A.

            SECTION 15.  EXPENSES; BROKERS.

                  (a) Except as otherwise specifically provided herein, the Sellers and Purchaser shall bear their own legal fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions hereunder, and the Assets shall not be reduced or impaired by the payment or accrual of any such costs and expenses. Any sales, use, conveyance or transfer taxes ("Tax") relating to the conveyance of the Assets, if applicable, in connection with the transactions contemplated herein shall be paid by the party on whom such liability is imposed by applicable law.

                  (b) The Purchaser, on the one hand, and the Company and the Shareholders, on the other, represent and warrant each to the other that they have not engaged the services of any broker or finder in connection with the transactions herein provided for.

            SECTION 16.  CONSTRUCTION.

                  (a) The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  (b) Any representation or warranty made to the knowledge of any parties hereto, or as to what any such party is aware of, or statements of similar purport, shall mean that such party has made a reasonable investigation of the facts in connection therewith and is making such representation or warranty based upon the results of such investigation.

                  (c) The terms "material" and "materially" when used with respect to amounts of money or values shall refer to an amount or amounts of $25,000 or more individually or in the aggregate.

            SECTION 17. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient when delivered personally or telecopied by confirmed facsimile, or three (3) days after mailing by registered or certified mail, return receipt requested, or the next day if sent by nationally recognized overnight courier with proof of delivery, in each case postage prepaid, addressed as follows:

            If to Purchaser:

                  Monetary Management Corporation
                  1436 Lancaster Avenue
                  Suite 210
                  Berwyn, Pennsylvania  19312
                  Attention:  Donald F. Gayhardt, Vice President -
                              Corporate Development
                  Telecopy No. (215) 296-7844


            with a copy to:

                  Klehr, Harrison, Harvey, Branzburg & Ellers
                  1401 Walnut Street
                  Philadelphia, Pennsylvania 19102
                  Attention: Brian J. Sisko, Esq.
                  Telecopy No. (215) 568-6603


            If to Sellers:

                  Adrian Rubin
                  1874 Heritage Road
                  Huntingdon Valley, PA  19006
            with a copy to:

                  Dermot F. Kennedy, Esquire
                  332 W. Broad Street
                  Quakertown, PA  18951
                  Telecopy No. (215) 538-6107

Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.

            SECTION 18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of law.

            SECTION 19. ASSIGNABILITY. This Agreement shall be binding upon the parties and their respective successors and assigns; provided, however, that this Agreement and the rights, privileges, duties and obligations of the Sellers herein may not be assigned or delegated without the prior written consent of Purchaser. Purchaser may assign its rights, privileges, duties and obligations hereunder.

            SECTION 20. WAIVERS AND AMENDMENTS. Any waiver of any term or condition of this Agreement, or any amendment or supplement of this Agreement, shall be effective only if in writing executed by the party against whom such waiver, amendment or supplement is sought to be enforced. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

            SECTION 21. THIRD PARTY RIGHTS. Notwithstanding any other provision of this Agreement, and except as expressly provided in Section 10 hereof, this Agreement shall not create benefits on behalf of any third party, and this Agreement shall be effective only as among the parties hereto, their successors and permitted assigns.

            SECTION 22. ILLEGALITIES. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

            SECTION 23. NO PRESUMPTION AGAINST THE DRAFTER. Each of the parties to this Agreement participated in the drafting of this Agreement and the interpretation of any ambiguity contained in this Agreement will not be affected by the claim that a particular party drafted any provision hereof.

            SECTION 24. COUNTERPARTS. This Agreement may be executed in multiple counterparts all of which taken together shall constitute one and the same instrument.

            SECTION 25. ENTIRE AGREEMENT. This Agreement (including the Schedules and the Exhibits delivered pursuant hereto) constitutes the entire agreement between the parties and pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

            SECTION 26. RISK OF LOSS. The risk of loss or damage to the Assets caused by fire or otherwise, between the date of this Agreement and the Closing hereof, shall be on Sellers. In the event of fire or the casualty loss to any one particular Store or any of the purchased Assets prior to Closing, which at the time of Closing, prevents the normal operation of that Store alone, and which cannot be repaired or returned to operation within ninety (90) days from the date of loss, the Purchaser shall have the option to adjust the Purchase Price by an amount agreed upon by the parties hereto, or to proceed under this Agreement and be entitled to claim and accept all insurance proceeds due to the Sellers.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                    MONETARY MANAGEMENT CORP.


                                    By:   /s/ Donald Gayhardt
                                         ----------------------
                                    Donald Gayhardt, Executive Vice President

                                    HAPPY'S CHECK CASHING, A SOLE
                                    PROPRIETORSHIP


                                    By:   /s/ Adrian Rubin
                                          ----------------------
                                          Adrian Rubin, Sole Proprietor


                                    CHASE MONEY LOAN, INC.


                                    By:   /s/ Adrian Rubin
                                          ----------------------
                                          Adrian Rubin, President


                                    ADRIAN RUBIN, AN INDIVIDUAL



                                    /s/ Adrian Rubin
                                    ----------------------------



                                    ALISON RUBIN, WIFE OF ADRIAN RUBIN



                                    /s/ Alison Rubin
                                    ----------------------------

                            SCHEDULES AND EXHIBITS
                                      TO
                           ASSET PURCHASE AGREEMENT

                                JANUARY 9, 1995

Schedule Number               Brief Description

    A                               List of all Rubin Stores
1.2(a)                              Licenses and Authorizations

                        1.    Business Privilege License
                        2.    Pawn-broking License
                        3.    Pennsylvania Lottery License
                        4.    Dealers in Precious Metals License

1.2(b)                              Personal Property

1.2(c)                              Real Property

                       Leasehold interest in each of Stores listed on Exhibit A.

1.2(e)                              Intellectual Property, etc.


                              [None]

3.1                                 Allocation of Purchase Price



                  Furniture, Fixtures and Equipment   $  300,000
                  Goodwill                             2,400,000
                                                      ----------
                                                      $2,700,000

5.2(a)                            Required Consents, Approvals, Authorizations,
                                  Waivers and Notices





                        Landlord's Consent to Assignment of Lease for each Store being acquired.

5.2(c)(iii)                         Acceleration of Debts and Obligations






                              [None]

5.8(a)                              Compensation of Employees

5.8(b)                              Employee Disputes; Termination of Employment







                              [None]

5.9                                 Employee Benefit Plans, etc.






                              [None]

5.11(a)                             Contracts



                  1.    JM Security

                  2.    Spectaguard Security

                  3.    Land Security

                  4.    Sheppard Security

                  5.    Leases for each of the Stores *

6.2                                 Consents required by Purchaser






                  -     Final approval of Purchaser's bank(s)

                  -     Licenses from various state and other authorities

                                   EXHIBIT A
                                Promissory Note

                                   Exhibit B
                             Intentionally Deleted

                                   Exhibit C
                           Non-Competition Agreement